LCI INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS
Diversification and Strong Execution Drives Revenue Growth, Margin Expansion
and Earnings Performance
Reaffirms and Tightens Outlook Ranges for 2026

First Quarter 2026 Highlights versus First Quarter 2025
•Net sales increased 4% to $1.1 billion
•Operating profit margin expanded 90 bps to 8.7% from 7.8%
•Net income increased 27% to $63 million, or 5.8% of net sales
•Diluted earnings per share increased 30% to $2.53 from $1.94
•Adjusted net income of $63 million; adjusted diluted EPS increased 18% to $2.59 from $2.19
•Adjusted EBITDA increased 13% to $125 million, or 11.5% of net sales
•Towable RV content per unit up 13% to $5,826

Other Highlights
•Cash flows from operations of $255 million for the LTM ended March 31, 2026
•$28 million returned to shareholders via dividends during the quarter
•Strong liquidity position of $737 million, comprising $142 million of cash and cash equivalents and $595 million of availability on revolving credit facility at March 31, 2026
•Innovation continues to drive profitable sales growth with top five new innovative products expected to contribute $270 million to annualized sales

Elkhart, Indiana - May 5, 2026 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported first quarter 2026 results.

“I am so pleased with our team's performance across the business helping get us off to a very strong start despite very challenging retail and wholesale environments in the leisure markets we serve. Our focus for the last year, in addition to innovation and growth, has been on plant optimizations, G&A restructuring, and other self-help initiatives driving us toward stronger financial health no matter how tough the environment. As a result, we were able to generate meaningful earnings growth,” said Jason Lippert, President and Chief Executive Officer. “This strong performance and the growth we achieved during a muted quarter for industry output further validates the success of our targeted investments in operational excellence and diversification. Our team's emphasis on footprint and cost structure optimization efforts has amplified these results, enhancing the long-term earnings power of our platform. Looking ahead, regardless of the macro environment, our key performance drivers include rapid content-per-unit expansion through innovation, a dedicated focus on growing the aftermarket business that is positioned to service nearly every RV on the road, and accelerating traction across OEM markets. The updated outlook shared today reflects our confidence in broadening our ability to serve our customers and our team’s consistent execution in driving long-term shareholder value.”

First Quarter 2026 Results

Consolidated net sales increased 4.3% to $1.1 billion in the first quarter of 2026, up from $1.0 billion in the same period of 2025. The $44.9 million increase was primarily driven by a $29.3 million increase in the OEM Segment, reflecting sales price increases to cover higher material costs, sales from acquired businesses during the year ($46.8 million in the first quarter), and an increase in North American RV sales driven by recent innovations and a higher mix of premium fifth-wheel units, partially offset by a decrease in North American travel trailer and fifth-wheel shipments.

Net income was up 27% to $62.9 million, or $2.53 per diluted share, compared to $49.4 million, or $1.94 per diluted share, in the first quarter of 2025. Adjusted net income increased to $62.9 million, or $2.59 per adjusted diluted share, compared to $55.6 million, or $2.19 per adjusted diluted share. Adjusted EBITDA increased 13% to $125.0 million, compared to $110.9 million in the first quarter of 2025. Operating profit margin increased to 8.7%

in the first quarter of 2026 compared to 7.8% in the same period of 2025. Year-over-year margin expansion was driven primarily by reduced costs resulting from our materials sourcing strategies and the benefits of other cost improvement actions, such as footprint optimizations.

*Additional information regarding adjusted net income, adjusted diluted EPS, and adjusted EBITDA used throughout this release, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

OEM Segment - First Quarter Performance

OEM net sales increased $29.3 million, or 4%, to $852.8 million for the first quarter of 2026, compared to the same period of 2025. RV OEM net sales decreased 4% to $509.8 million, primarily due to a decrease in North American travel trailer and fifth-wheel shipments, partially offset by sales price increases to cover higher material costs, an increase in RV sales mix toward higher content fifth-wheel units, an increase in North American motorhome RV unit shipments, and recent innovations. Adjacent Industries OEM net sales increased 17% year-over-year to $343.0 million, primarily driven by sales from acquired businesses and higher sales to North American marine OEMs.

Operating profit of the OEM Segment was $76.5 million in the first quarter of 2026, or 9.0% of net sales, compared to $62.0 million, or 7.5% of net sales, in the same period in 2025. The operating profit margin expansion was primarily driven by increases in selling prices to cover increased material costs, and cost improvement actions such as footprint optimizations and material sourcing strategies. These gains were partially offset by higher material costs related to tariffs and increased steel and aluminum costs.

Aftermarket Segment - First Quarter Performance

Aftermarket net sales increased 7% to $237.7 million for the first quarter of 2026, compared to the same period of 2025. The increase was primarily driven by sales price increases to cover higher material costs and sales from acquired businesses, partially offset by volume decreases in the automotive and marine aftermarkets. Operating profit of the Aftermarket Segment was $18.7 million, or 7.8% of net sales, compared to $19.3 million, or 8.7% of net sales, in the same period of 2025. The operating profit margin decrease was primarily driven by higher material costs related to tariffs and increased steel costs, and investments in capacity and distribution. These pressures were partially offset by increases in selling prices to cover increased material costs, reduced costs as a result of materials sourcing strategies, and a favorable shift in sales mix.

Income Taxes

The Company's effective tax rate was 26.2% for the quarter ended March 31, 2026, compared to 26.5% for the quarter ended March 31, 2025. The improvement in the effective tax rate for the first quarter 2026 compared to 2025 was primarily due to the recognition of excess tax benefits on stock-based compensation.

Balance Sheet and Other Items

At March 31, 2026, the Company's cash and cash equivalents balance was $142.2 million, relative to $222.6 million at December 31, 2025. The Company used $27.9 million for dividend payments to shareholders and $9.7 million for capital expenditures in the three months ended March 31, 2026.

The Company's outstanding long-term indebtedness, including current maturities, was $945.0 million at March 31, 2026. As of March 31, 2026, the Company had $595.2 million of borrowing availability under its revolving credit facility.

Outlook

Based on current market and economic conditions along with existing tariffs, the Company expects the following:

•April 2026 net sales of approximately $374 million, down 4% from prior year
•2026 North American RV wholesale shipments of 315,000 to 330,000, lowering from the previous range of 335,000 to 350,000
•2026 revenue of $4.2 billion to $4.3 billion
•2026 operating profit margin of 7.5% to 8.0%
•2026 adjusted EPS of $8.75 to $9.25, raising the lower end of previous range from $8.25 and reaffirming the upper end

Conference Call & Webcast

LCI Industries will host a conference call to discuss its first quarter results on Tuesday, May 5, 2026, at 8:30 a.m. Eastern time. An online, real-time webcast, as well as a supplemental earnings presentation, will be available on the Company's website, investors.lci1.com. The conference call and webcast can also be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required access code 894063. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for those outside the U.S. and referencing access code 565652. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to the Company's 2026 outlook and related assumptions, production levels, future financial results and business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand and shipments, run rates, integration of acquisitions, planned divestitures and facility consolidations, optimization of facilities and infrastructure, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

Contact:
Lillian D. Etzkorn, CFO
(574) 535-1125
Investors@lci1.com

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2026	2025	Months
(In thousands, except per share amounts)

Net sales	$1,090,517	$1,045,590	$4,166,944
Cost of sales	816,852	793,841	3,164,733
Gross profit	273,665	251,749	1,002,211
Warehouse and transportation	55,882	49,855	211,087
Selling, general and administrative expenses	122,624	120,577	497,360
Operating profit	95,159	81,317	293,764
Interest expense, net	9,913	5,991	39,632
Loss on extinguishment of debt	—	8,053	806
Gain on sale of real estate	—	—	(19,716)
Income before income taxes	85,246	67,273	273,042
Provision for income taxes	22,299	17,835	71,283
Net income	$62,947	$49,438	$201,759

Net income per common share:
Basic	$2.60	$1.94	$8.23
Diluted	$2.53	$1.94	$8.20

Weighted average common shares outstanding:
Basic	24,243	25,426	24,519
Diluted	24,913	25,426	24,593

Depreciation	$16,350	$16,663	$66,742
Amortization	$13,448	$12,879	$54,745
Capital expenditures	$9,668	$9,038	$53,274

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2026	2025	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$442,006	$471,194	$1,679,048
Motorhomes	67,838	59,608	244,206
Adjacent Industries OEMs	342,970	292,753	1,295,658
Total OEM Segment net sales	852,814	823,555	3,218,912
Aftermarket Segment:
Total Aftermarket Segment net sales	237,703	222,035	948,032
Total net sales	$1,090,517	$1,045,590	$4,166,944

Operating profit:
OEM Segment	$76,504	$61,973	$198,651
Aftermarket Segment	18,655	19,344	95,113
Total operating profit	$95,159	$81,317	$293,764

Depreciation and amortization:
OEM Segment depreciation	$11,258	$12,327	$47,262
Aftermarket Segment depreciation	5,092	4,336	19,480
Total depreciation	$16,350	$16,663	$66,742

OEM Segment amortization	$9,411	$9,114	$38,961
Aftermarket Segment amortization	4,037	3,765	15,784
Total amortization	$13,448	$12,879	$54,745

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2026	2025
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$142,237	$222,615
Accounts receivable, net	376,112	243,425
Inventories, net	834,453	809,094
Prepaid expenses and other current assets	67,089	74,552
Total current assets	1,419,891	1,349,686
Fixed assets, net	419,363	428,031
Goodwill	619,548	622,183
Other intangible assets, net	386,486	402,568
Operating lease right-of-use assets	272,422	272,995
Other long-term assets	99,086	100,524
Total assets	$3,216,796	$3,175,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,666	$3,683
Accounts payable, trade	211,530	202,257
Current portion of operating lease obligations	44,983	44,174
Accrued expenses and other current liabilities	227,799	223,253
Total current liabilities	487,978	473,367
Long-term indebtedness	941,339	941,502
Operating lease obligations	245,358	246,047
Deferred taxes	27,699	27,495
Other long-term liabilities	127,207	126,743
Total liabilities	1,829,581	1,815,154
Total stockholders' equity	1,387,215	1,360,833
Total liabilities and stockholders' equity	$3,216,796	$3,175,987

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2026	2025
(In thousands)
Cash flows from operating activities:
Net income	$62,947	$49,438
Adjustments to reconcile net income to cash flows (used in) provided by operating activities:
Depreciation and amortization	29,798	29,542
Stock-based compensation expense	5,300	4,933
Loss on extinguishment of debt	—	8,053
Other non-cash items	3,502	2,181
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(134,457)	(149,644)
Inventories, net	(27,282)	39,121
Prepaid expenses and other assets	8,093	5,800
Accounts payable, trade	11,327	30,005
Accrued expenses and other liabilities	7,313	23,289
Net cash flows (used in) provided by operating activities	(33,459)	42,718
Cash flows from investing activities:
Capital expenditures	(9,668)	(9,038)
Acquisition of businesses	—	(29,579)
Other investing activities	69	(3,423)
Net cash flows used in investing activities	(9,599)	(42,040)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(6,625)	(4,813)
Repayments under revolving credit facility	—	(19,261)
Proceeds from term loan borrowings	—	391,000
Repayments under term loan and other borrowings	(998)	(280,093)
Proceeds from issuance of convertible notes	—	448,500
Repurchase of convertible notes	—	(368,920)
Purchases of convertible note hedge contracts	—	(67,574)
Proceeds from issuance of warrants concurrent with note hedge contracts	—	27,600
Partial unwind of convertible note hedge and warrants	—	1,378
Payment of debt issuance costs	—	(3,122)
Payment of dividends	(27,927)	(29,352)
Repurchases of common stock	—	(28,255)
Other financing activities	—	(217)
Net cash flows (used in) provided by financing activities	(35,550)	66,871
Effect of exchange rate changes on cash and cash equivalents	(1,770)	(2,062)
Net (decrease) increase in cash and cash equivalents	(80,378)	65,487
Cash and cash equivalents at beginning of period	222,615	165,756
Cash and cash equivalents at end of period	$142,237	$231,243

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,		Last Twelve
	2026	2025	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	73.4	86.4	285.2
Motorhome RVs	10.7	9.3	37.4
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	52.2	62.7	307.6
Impact on dealer inventories	21.2	23.7	(22.4)
Motorhome RVs	6.8	9.0	37.6

	Twelve Months Ended
	March 31,
	2026	2025
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$5,826	$5,164
Motorhome RV	$3,970	$3,750

	March 31,		December 31,
	2026	2025	2025
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (2)	$595.2	$595.3	$595.2
Days sales in accounts receivable, based on last twelve months	29.7	29.2	29.7
Inventory turns, based on last twelve months	4.1	4.1	4.2

	2026
Estimated Full Year Data:
Revenue	$4.2 - $4.3 billion
Operating profit margin	7.5% - 8.0%
Adjusted diluted EPS	$8.75 - $9.25
Capital expenditures	$55 - $75 million
Depreciation and amortization	$115 - $125 million
Stock-based compensation expense	$24 - $27 million
Annual tax rate	25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA and net income as a percentage of net sales to Adjusted EBITDA as a percentage of net sales.

	Three Months Ended March 31,
	2026	2025
(In thousands)
Net income	$62,947	$49,438
Interest expense, net	9,913	5,991
Provision for income taxes	22,299	17,835
Depreciation expense	16,350	16,663
Amortization expense	13,448	12,879
EBITDA	$124,957	$102,806
Loss on extinguishment of debt	—	8,053
Adjusted EBITDA	$124,957	$110,859

Net sales	$1,090,517	$1,045,590
Net income as a percentage of net sales	5.8%	4.7%
Adjusted EBITDA as a percentage of net sales	11.5%	10.6%
The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per adjusted diluted share ("Adjusted EPS").

	Three Months Ended March 31,
	2026	2025
(In thousands, except per share amounts)
Net income	$62,947	$49,438
Loss on extinguishment of debt	—	8,053
Tax effect of adjustment	—	(1,930)
Adjusted net income	$62,947	$55,561

Weighted average common shares outstanding - diluted	24,913	25,426
Dilutive effect of 2030 Convertible Notes (1)	(580)	—
Weighted average common shares outstanding - adjusted diluted	24,333	25,426

Net income per common share - diluted	$2.53	$1.94
Loss on extinguishment of debt	—	0.32
Tax effect of adjustment	—	(0.07)
Dilutive effect of 2030 Convertible Notes (1)	0.06	—
Adjusted net income per common share - adjusted diluted (Adjusted EPS)	$2.59	$2.19
(1) Weighted average shares outstanding - diluted, on a GAAP basis, includes diluted shares attributable to the Company's 2030 Convertible Notes. However, the offsetting impact of the convertible note hedge transactions that the Company entered into in connection therewith is not recognized on a GAAP basis. As a result, for purposes of this calculation, the Company excludes the dilutive shares to the extent they would be offset by the convertible note hedge transactions.

In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, Adjusted EBITDA as a percentage of net sales, adjusted net income, and Adjusted EPS to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, and loss on extinguishment of debt, as applicable, during the three month periods ended March 31, 2026 and 2025. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt and the related tax effect, as applicable, during the three month periods ended March 31, 2026 and 2025. Adjusted EPS is defined as adjusted net income divided by weighted average common shares outstanding - adjusted diluted, which includes an adjustment for the dilutive effect of the 2030 Convertible Notes under the if-converted method for the three month period ended March 31, 2026. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.
Further, the Company has provided its outlook for full-year 2026 Adjusted EPS in this release. The Company is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because the Company is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. The financial impact of such items is uncertain and is dependent on various factors, including timing, and could be material to the Company's consolidated statements of income.